Exhibit 99

Red Lobster® Olive Garden® Bahama Breeze® Smokey Bones®

                            www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 593330
Orlando, FL 32859
Contacts:
(Analysts) Matthew Stroud	(407) 245-6458
(Media) Bob McAdam	(407) 245-5366

FOR RELEASE

September 18, 2007

4:30 PM ET

DARDEN RESTAURANTS REPORTS 18% INCREASE IN FIRST QUARTER DILUTED

NET EPS FROM CONTINUING OPERATIONS; ANNOUNCES QUARTERLY DIVIDEND

OF 18 CENTS PER SHARE; CONFIRMS FISCAL 2008 FINANCIAL OUTLOOK

ORLANDO, FL, Sept. 18 – Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share for the first quarter ended August 26, 2007. In the first quarter, diluted net earnings per share from continuing operations increased 18% to 73 cents, versus 62 cents in the prior year. First quarter sales from continuing operations were $1.47 billion, compared to $1.36 billion in the prior year, a 7.9% increase that reflects strong same-restaurant sales growth at Red Lobster and Olive Garden, as well as new restaurant growth at Olive Garden.

In the first quarter, diluted net losses per share from discontinued operations were one cent compared to diluted net losses per share from discontinued operations of three cents in the prior year. Including losses from discontinued operations, diluted net earnings per share for the first quarter were 72 cents compared to diluted net earnings of 59 cents for the same period last year.

“This quarter we once again delivered competitively superior financial results,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “We have talented teams in our restaurants and restaurant support center. Guided by a proven approach to our business that combines strong brand management and restaurant operations excellence, they are working on the right things. We’re delighted with how guests are responding, which is reflected in our track record of same-restaurant excellence. It provides a strong platform for the accelerated new restaurant growth we plan with the pending acquisition of RARE Hospitality.”

Highlights include the following:

•

Net earnings from continuing operations for the first quarter were $106.6 million, or 73 cents per diluted share, on sales of $1.47 billion. Last year, net earnings from continuing operations were $93.3 million, or 62 cents per diluted share, for the first quarter, on sales of $1.36 billion.

•	Total sales from continuing operations of $1.47 billion represent a 7.9% increase over prior year.

•	Red Lobster’s U.S. same-restaurant sales increased 7.0% in the first quarter.

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•	Olive Garden’s U.S. same-restaurant sales increased 4.8% in the first quarter, its 52nd consecutive quarter of same-restaurant sales growth.

•	The Company’s Board of Directors declared a quarterly dividend of 18 cents per share.

Operating Highlights

RED LOBSTER’S first quarter sales of $669.5 million were 6.3% above prior year, primarily as a result of its U.S. same-restaurant sales increase of 7.0%. For the quarter, the company’s increased food and beverage expenses and selling, general, and administrative expenses as a percent of sales were more than offset by lower restaurant labor expenses, restaurant expenses and depreciation and amortization expense as a percent of sales. As a result, operating profit increased for the quarter.

OLIVE GARDEN’S first quarter sales of $749.9 million were 9.6% above prior year, driven primarily by revenue from 37 net new restaurants and a U.S. same-restaurant sales increase of 4.8%. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses, restaurant labor expenses and restaurant expenses as a percent of sales were partially offset by lower selling, general, and administrative expenses, and depreciation and amortization expense as a percent of sales. Operating profit increased for the quarter, although it was modestly lower on a percentage of sales basis, consistent with management’s expectations.

BAHAMA BREEZE’S first quarter sales of $37.2 million were 1.4% below prior year’s sales from continuing operations, driven by a same-restaurant sales decrease of 1.3%.

“We are pleased to deliver strong operating results in what continues to be a challenging environment,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden’s remarkable consistency in delivering industry-leading performance is a tribute to their team and the brand they have created. Red Lobster continues to improve all aspects of their business as they prepare to increase new restaurant growth. And, Bahama Breeze is succeeding at becoming more broadly appealing as they build their real estate pipeline for new restaurant growth next fiscal year.”

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 18 cents per share on the Company’s outstanding common stock. The dividend is payable on November 1, 2007 to shareholders of record at the close of business on October 10, 2007.

Darden continued the buyback of its common stock, purchasing over 163,000 shares in the first quarter, although the repurchase program was curtailed during the quarter as the Company prepared for the public announcement of the pending RARE Hospitality International, Inc. (NASDAQ:RARE) acquisition. Since commencing its repurchase program in December 1995, the Company has purchased 142.1 million shares for $2.6 billion under authorizations totaling 162.4 million shares. The Company confirmed that it plans to buyback between $125 million and $175 million of its common stock in fiscal 2008.

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On August 16, 2007, Darden announced its intention to make a tender offer for the outstanding common stock of RARE Hospitality for $38.15 per share in cash, or approximately $1.4 billion in total purchase price. The tender offer began on August 31, 2007 and will expire on September 28, 2007 at 12:00 midnight, New York City time, unless the tender offer is extended. The transaction is expected to be neutral to Darden’s earnings per share in fiscal year 2008 excluding one-time transaction and integration related costs and the impact of purchase price accounting adjustments related to the transaction.

Fiscal August 2008 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week August fiscal month ended August 26, 2007. This period is the last month of Darden’s fiscal 2007 first quarter.

Same-restaurant sales at Olive Garden increased 6% to 7% for fiscal August, which reflected a 4% increase in check average and a 2% to 3% increase in guest counts. The check average increase was a result of a 3% increase in pricing and a 1% increase from menu mix changes. Last year, same-restaurant sales at Olive Garden increased approximately 2% for fiscal August.

Same-restaurant sales at Red Lobster increased approximately 6% for fiscal August, which reflected a 3% to 4% increase in check average and a 2% to 3% increase in guest counts. The check average increase was a result of a 3% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, same-restaurant sales at Red Lobster were up 1% to 2% for fiscal August.

Beginning with the second quarter, the Company will discontinue monthly reporting of same-restaurant sales results. Going forward, the Company will only disclose same-restaurant sales results by month at the end of each quarter as part of its disclosure of quarterly financial results.

Fiscal 2008 Financial Outlook

Darden reiterated that it expects combined U.S. same-restaurant sales growth in fiscal 2008 of between 2% and 4% for Red Lobster and Olive Garden, and that it expects to open approximately 40 net new restaurants at its existing businesses this fiscal year. As a result, the Company expects total sales growth from its existing businesses of between 6% and 7% in fiscal 2008. The Company continues to anticipate that diluted net earnings per share growth will be 10% to 12% in fiscal 2008, excluding one-time transaction and integration related costs and the impact of purchase price accounting adjustments related to the pending RARE Hospitality transaction.

Assuming the RARE Hospitality transaction closes in October 2007, as expected, the Company will provide an updated fiscal 2008 consolidated financial outlook including additional detail regarding the financial integration of RARE Hospitality, when it releases its second quarter earnings in December 2007.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.6 billion.

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Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden Restaurants, Inc.’s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed RARE Hospitality acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with our plans to expand our newer concepts Bahama Breeze and Seasons 52, the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, and other factors and uncertainties discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

08/26/07		08/27/06
651	Red Lobster USA	652
29	Red Lobster Canada	31

680	Total Red Lobster	683

615	Olive Garden USA	578
6	Olive Garden Canada	6

621	Total Olive Garden	584

23	Bahama Breeze	32

73	Smokey Bones	127

7	Seasons 52	5

1,404	Total Restaurants	1,431

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DARDEN RESTAURANTS, INC.

FIRST QUARTER FY 2008 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended
	8/26/2007	8/27/2006
Sales	$1,467.5	$1,359.6

Earnings from continuing operations	$106.6	$93.3
Losses from discontinued operations, net of tax	$(0.7)	$(4.8)
Net earnings	$105.9	$88.5

Basic net earnings per share:
Earnings from continuing operations	$0.76	$0.64
Losses from discontinued operations	$(0.01)	$(0.03)
Net earnings	$0.75	$0.61

Diluted net earnings per share:
Earnings from continuing operations	$0.73	$0.62
Losses from discontinued operations	$(0.01)	$(0.03)
Net earnings	$0.72	$0.59

Average number of common shares outstanding:
Basic	140.8	144.9
Diluted	146.2	150.3

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended
	8/26/2007	8/27/2006
Sales	$1,467.5	$1,359.6
Costs and expenses:
Cost of sales:
Food and beverage	423.8	385.9
Restaurant labor	471.6	435.7
Restaurant expenses	216.9	204.7

Total cost of sales (1)	$1,112.3	$1,026.3
Selling, general and administrative	143.0	133.7
Depreciation and amortization	50.6	49.9
Interest, net	9.7	10.3

Total costs and expenses	$1,315.6	$1,220.2
Earnings before income taxes	151.9	139.4
Income taxes	(45.3)	(46.1)

Earnings from continuing operations	$106.6	$93.3
Losses from discontinued operations, net of tax benefit of $0.5 and $4.1, respectively	(0.7)	(4.8)

Net earnings	$105.9	$88.5

Basic net earnings per share:
Earnings from continuing operations	$0.76	$0.64
Losses from discontinued operations	$(0.01)	$(0.03)
Net earnings	$0.75	$0.61

Diluted net earnings per share:
Earnings from continuing operations	$0.73	$0.62
Losses from discontinued operations	$(0.01)	$(0.03)
Net earnings	$0.72	$0.59

Average number of common shares outstanding:
Basic	140.8	144.9
Diluted	146.2	150.3
(1) Excludes restaurant depreciation and amortization as follows:	$47.5	$45.7

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	8/26/2007	5/27/2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47.3	$30.2
Receivables, net	31.3	46.4
Inventories, net	226.5	209.6
Prepaid expenses and other current assets	34.1	33.5
Deferred income taxes	72.6	81.7
Assets held for sale	140.8	144.0

Total current assets	$552.6	$545.4
Land, buildings and equipment, net	2,221.3	2,184.4
Other assets	152.7	151.0
Non-current deferred income taxes	5.6	—

Total assets	$2,932.2	$2,880.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$210.2	$178.0
Short-term debt	179.5	211.4
Accrued payroll	95.5	108.5
Accrued income taxes	41.5	75.9
Other accrued taxes	44.4	43.4
Unearned revenues	93.4	109.9
Other current liabilities	294.1	305.0
Liabilities associated with assets held for sale	36.5	42.3

Total current liabilities	$995.1	$1,074.4
Long-term debt, less current portion	491.0	491.6
Deferred income taxes	—	25.8
Deferred rent	128.6	127.1
Other liabilities	128.0	67.4

Total liabilities	$1,742.7	$1,786.3

Stockholders’ equity:
Common stock and surplus	$1,926.7	$1,904.3
Retained earnings	1,899.6	1,820.4
Treasury stock	(2,583.2)	(2,576.5)
Accumulated other comprehensive income (loss)	(33.5)	(32.8)
Unearned compensation	(19.9)	(20.6)
Officer notes receivable	(0.2)	(0.3)

Total stockholders’ equity	1,189.5	1,094.5

Total liabilities and stockholders’ equity	$2,932.2	$2,880.8

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